UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g)
OF THE SECURITIES EXCHANGE ACT OF 1934

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CENTEX CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State of incorporation)	75-0778259 (I.R.S. employer identification number)

2728 North Harwood Street Dallas, Texas (Address of principal executive offices)	75201 (Zip Code)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

RIGHTS TO PURCHASE JUNIOR PARTICIPATING PREFERRED STOCK, SERIES D	NEW YORK STOCK EXCHANGE

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [x]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [   ]

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

NONE

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE
EX-4.3 Amendment No. 2 to Rights Agreement

     On April 29, 2002, Centex Corporation, a Nevada corporation (the “Company”), amended the Rights Agreement dated October 2, 1996, as amended by that certain Amendment No. 1 dated as of February 18, 1999 (the “Rights Agreement”) between the Company and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.), as rights agent, to raise the Purchase Price (as defined in the Rights Agreement) from $67.50 to $210.00.

     To reflect these amendments, Items 1 and 2 of the Registration Statement on Form 8-A filed by the Company with the Securities and Exchange Commission on October 8, 1996 (which is incorporated herein by reference) are hereby amended as follows:

Item 1. Description of Registrant’s Securities to be Registered.

     Item 1 of this Registration Statement is hereby amended by:

     (a)  amending the second sentence of the second paragraph of Item 1 (which paragraph starts with the words “In connection with the new rights plan. . . .”) to read in its entirety as follows:

     “Each Right entitles the registered holder to purchase from the Company a unit consisting of one two-hundredth of a share (a “Unit”) of Junior Participating Preferred Stock, Series D, par value $.25 per share (the “Preferred Stock”), at a Purchase Price of $210.00 per Unit, subject to adjustment”; and

     (b)  amending the seventh paragraph of Item 1 (which paragraph starts with the words “For example, at the Purchase Price. . . .”) to read in its entirety as follows:

     “For example, at the Purchase Price of $210.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following the event set forth in the preceding paragraph would entitle its holder to purchase $420.00 worth of Common Stock (or other consideration as noted above) for $210.00. Assuming that the Common Stock had a per share value of $58.18 (the closing price of the Common Stock on April 25, 2002, as reported on the New York Stock Exchange) at such time, the holder of each valid Right would be entitled to purchase 7 whole shares of Common Stock, plus the fractional share of Common Stock or at the Company’s option an amount in cash equal to such fractional share of Common Stock, for $210.00.”

     The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and Amendments No. 1 and No. 2.

Item 2. Exhibits.

     Item 2 of this Registration Statement is hereby amended by adding the following new exhibit:

4.3 Amendment No. 2 to Rights Agreement dated as of April 29, 2002, between Centex Corporation and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.), as Rights Agent.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Amendment No. 2 to Form 8-A Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

CENTEX CORPORATION

By: /s/ Raymond G. Smerge

Raymond G. Smerge, Executive Vice President, Chief Legal Officer and Secretary

Date: May 1, 2002

INDEX TO EXHIBITS

Exhibit	Description

4.3	Amendment No. 2 to Rights Agreement dated as of April 29, 2002, between Centex Corporation and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.), as Rights Agent.